Changes in Registrants Certifying Accountant


(i) On November 30, 2004 the Registrant
dismissed PricewaterhouseCoopers LLP (PwC) as its Independent Registered Public Accounting
Firm effective November 16, 2004.  The Registrants
Audit Committee participated in and approved the decision to change its Independent
Registered Public Accounting Firm.

(ii)PwCs reports on the financial
statements of the Registrant for
the past two fiscal years did not
contain an adverse opinion or a
disclaimer of opinion and were not
qualified or modified as to uncertainty, audit scope or accounting principles.

(iii)In connection with its audits
for the two most recent fiscal years
and through November 16, 2004 (1)
there were no disagreements with PwC on
any matter of accounting principle or
practices, financial statement disclosure or auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years; and (2) there have been no reportable events (as defined in
Item 304(a)(1)(v) of Regulation S-K).

(iv)The Registrant has requested that
PwC furnish it with a letter addressed
to the Securities and Exchange Commission stating whether or not PwC agrees with the statements made in this Item.
A copy of such letter dated April 22,
2005 is attached hereto as Sub-Item
77Q1 to this Form N-SAR.

(v)The Registrant engaged Deloitte & Touche LLP as the Registrants Independent Registered
Public Accounting Firm as of November 16, 2004.